Exhibit 99.1

Joint Filer Information

Name: Fair Enterprises Limited

Address: 1 Seaton Place St. Helier
         Jersey Channel Islands
         JE4 8YJ

Designated Filer: Frank Stronach

Issuer & Ticker Symbol: Magna Entertainment Corp. (MECA)

Date of Event Requiring Statement: September 16, 2004

Designated Signatory: Frank Stronach